EXHIBIT 99.2

 For Further Information Contact:
 Steve Khoshabe, President & Chief Executive Officer, United Financial Mortgage Corp., 815 Commerce Drive, Suite 100, Oak Brook, IL 60523,
 (630) 571-7222, Fax: (630) 571-2623, sk@ufmc.com

 Dave Gentry, Aurelius Consulting Group, Inc., Maitland City Plaza, 225 S. Swoope Avenue, Suite 214, Maitland, FL 32751,
 (407) 644-4256, Fax: (407) 644-0758, dave@aurcg.com


 FOR IMMEDIATE RELEASE:

        United Financial Mortgage Corp. Reports Third Quarter Results

 Oak Brook, IL, March 9, 2004 -- United Financial Mortgage Corp. (Amex: UFM or the "Company") today announced results for its third quarter and nine months ended January 31, 2004.

 Third Quarter Results

 Revenues for the quarter ended January 31, 2004 decreased $3.2 million to $12.7 million from $15.9 million for the quarter ended January 31, 2003.
 Net income was $638 thousand, or $.12 per diluted share, for the most recent quarter, as compared with $1.5 million, or $.39 per diluted share, for the corresponding period last year.

 Nine Month Results

 Revenues for the nine months ended January 31, 2004 increased $19.2 million to $52.3 million from $33.0 million for the corresponding period last year. Nine month net income rose to $3.7 million, or $.84 per diluted share, as compared to $2.8 million or $.72 per diluted share for the same period last year.

 Mortgage Banking Business

 As of January 31, 2004, the mortgage loans in the Company's loan-servicing portfolio had an aggregate unpaid principal balance of $1.2 billion, up from $303 million as of the same date last year. Income from mortgage loan servicing increased by $865 thousand to $964 thousand for the quarter ended January 31, 2004 and from $230 thousand to $1.7 million for the nine months ended January 31, 2004, an 873% and 635% increase, respectively, from the same periods last year. The weighted average coupon rate of the underlying mortgage loans in the portfolio was approximately 5.4% as of January 31, 2004.

 UFM funded $395 million in mortgage loans in the third quarter ended January 31, 2004, a $227 million decrease as compared to the second quarter ended October 31, 2003. For the nine months ended January 31, 2004, UFM funded $2.0 billion in mortgage loans, compared to $1.3 billion during the same period last year, an increase of $.7 billion.

 Commenting on mortgage operations in the third quarter, Steve Khoshabe, President and Chief Executive Officer of the Company stated, "The rising interest rate environment during our third quarter combined with the fact that our third quarter has traditionally been our slowest period, resulted in our mortgage origination volume decreasing significantly. However, as of the start of our fourth quarter, we have seen our mortgage origination pipeline begin to increase and, assuming a stable interest rate environment, we anticipate this trend to continue well into our fourth quarter."

 Mr. Khoshabe added, "Since the public offering in December, the Company has been implementing and developing its growth strategy. We have been focused on opening new branch offices, rolling out our new web-based loan origination system to both our retail branch offices and our wholesale mortgage brokers and expanding the mortgage products that we offer. I am pleased to report that we have opened three new offices: Norfolk, Virginia; Rochester, New York and an additional office in downtown Chicago. In addition, we are preparing to launch our new origination system at the end of this month. With this system, we have made a substantial investment to help increase efficiency, speed and reliability. With this roll out, we will have the scalability necessary to open new branch offices and expand our current locations. More significant is the increase in our sub-prime and ALT-A business. Whereas these two product categories accounted for 7% of originations in the first six months of this fiscal year, they accounted for 17% of originations during the third quarter. We believe that our continued efforts to make these products more accessible will result in this higher margin business comprising a greater percentage of our overall originations.

 As we look toward recruiting experienced mortgage professionals, our continued challenge will be to balance growth opportunities with the reality of today's mortgage market. As a result, we will continue to evaluate and align infrastructure costs with volume levels on an on going basis."

 Other News

 Mr. Khoshabe concluded, "As we have always done, we continue to look at a number of options that are available to us to enhance shareholder value. Additionally, at the end of our third quarter, our cash or cash equivalents position was $14.2 million or 49% of our net capital. Although we believe that the industry wide consolidation that has already begun will ultimately benefit those companies with the opportunistic capital ready to deploy, we will continue to evaluate all of our options to obtain the highest and best use of capital."

 Conference Call

 Management will host a conference call today at 3:10 p.m. Central Time (4:10 p.m. Eastern Time) to discuss the third quarter operating results. The conference call will be accessible via a toll free number by dialing 800-901-5218 and providing the pass code 11393023. International callers should
 dial 617-786-4511 and provide the same pass code.   A replay of the call
 will be available from 6:00 p.m. Central Time March 9, 2004 to 6:00 p.m. Central Time March 10, 2004 by dialing 888-286-8010 and providing the replay pass code 30751576. International callers should dial 617-801-6888 and use the same replay pass code. The conference call will also be webcast live via the Internet. To listen to the live webcast, log on to the Company's web site at www.ufmc.com and click through to the Investor Information section.


 About United Financial Mortgage Corp.

 United Financial Mortgage Corp. is an independent originator and servicer of residential and commercial mortgage loans. The Company is headquartered in Oak Brook, Illinois and has 36 offices in 14 states. For additional information, please visit the Company's web site at www.ufmc.com.

 This press release contains, and future oral and written statements may contain, forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the Company's business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. The forward-looking statements are subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, changes in demand for mortgage loans due to fluctuations in the real estate market, interest rates or the market in which the Company sells its mortgage loan; the negative impact of economic slowdowns or recessions; and other risks disclosed from time to time in the Company's SEC reports and filings.


                        -- FINANCIAL TABLES FOLLOW --

                       UNITED FINANCIAL MORTGAGE CORP.
                                Balance Sheets
                                 (Unaudited)

                                                 January 31,      January 31,
                                                    2004             2003
                                                 -----------      -----------
 ASSETS
 Cash and due from financial institutions       $ 13,083,135     $  3,215,799
 Interest-bearing deposits in financial
   institutions                                    1,148,292        4,557,363
                                                 -----------      -----------
   Total cash and cash equivalents                14,231,427        7,773,162

 Restricted cash                                   1,497,049        1,107,432
 Certificates of deposit                           1,244,830        1,227,451
 Loans held for sale                             104,941,105      117,423,900
 Notes receivable_related parties                     14,111           44,687
 Mortgage servicing rights, net                   12,266,814        3,030,721
 Leasehold improvements and equipment, net         1,131,768          354,702
 Prepaid expenses and other assets                 2,359,702          930,479
                                                 -----------      -----------
   Total assets                                 $137,686,806     $131,892,534
                                                 ===========      ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities
   Warehouse lines of credit                    $100,197,065     $114,773,548
   Note payable                                      350,000          350,000
   Accrued expenses and other liabilities          8,417,553        5,690,031
                                                 -----------      -----------
      Total liabilities                          108,964,618      120,813,579

 Shareholders' equity
   Preferred stock, 5,000,000 authorized, no par
    value, Series A redeemable shares, 63 issued
    and outstanding at January 31, 2004 and
    April 30, 2003 (aggregate liquidation
    preference of $315,000)                          315,000          315,000
   Common stock, no par value, 20,000,000 shares
    authorized, 6,140,843 shares issued at
    January 31, 2004 and 4,095,229 at April 30,
    2003                                          18,726,613        6,634,403
   Retained earnings                              10,002,165        4,451,143
                                                 -----------      -----------
                                                  29,043,778       11,400,546
   Treasury stock, 176,700 shares at January 31,
   2004 and at April 30, 2003, at cost              (321,590)        (321,591)
                                                 -----------      -----------
      Total shareholders' equity                  28,722,188       11,078,955
                                                 -----------      -----------
 Total liabilities and shareholders' equity     $137,686,806     $131,892,534
                                                 ===========      ===========


                       UNITED FINANCIAL MORTGAGE CORP.
                             Statements of Income
                                 (Unaudited)

                               Nine months    Nine months   Three Months   Three Months
                                  Ended          Ended          Ended          Ended
                               January 31,    January 31,    January 31,    January 31,
                                  2004           2003           2004           2003
                               ----------     ----------     ----------     ----------
 Revenues
  Gain on sale of loans       $44,230,985    $28,892,817    $ 9,860,540    $14,138,564
  Loan servicing income         1,689,567        229,877        964,104         99,041
  Interest income               6,016,639      3,777,305      1,735,628      1,597,471
  Other income                    318,457        105,873        125,531         44,373
                               ----------     ----------     ----------     ----------
    Total revenues             52,255,648     33,005,872     12,685,803     15,879,449

 Expenses
  Salaries and commissions     34,700,216     22,126,333      8,206,430     10,904,653
  Selling and administrative    7,926,284      4,229,625      2,514,802      1,578,327
  Interest expense              3,133,030      1,921,889        852,046        786,192
  Depreciation                    240,927        111,857         49,150         38,288
                               ----------     ----------     ----------     ----------
    Total expenses             46,000,457     28,389,704     11,622,428     13,307,460
                               ----------     ----------     ----------     ----------
 Income before income taxes
   and cumulative effect of
   change in accounting
   principle                    6,255,191      4,616,168      1,063,375      2,571,989

 Income taxes                   2,505,263      1,846,467        425,349      1,028,796
                               ----------     ----------     ----------     ----------
 Income before cumulative
   effect of change in
   accounting principle        3,749,928       2,769,701        638,026      1,543,193

 Cumulative effect of change
   in accounting principle,
   net of tax                           -         86,821              -              -
                               ----------     ----------     ----------     ----------
 Net income                   $ 3,749,928    $ 2,856,522    $   638,026    $ 1,543,193
                               ==========     ==========     ==========     ==========

 Basic earnings per common
   share before cumulative
   effect of change in
   accounting principle       $       .88    $       .71    $       .13    $       .39
 Per share cumulative effect
   of a change in accounting
   principle                            -            .02              -              -
                               ----------     ----------     ----------     ----------
 Basic earnings per
   common share               $       .88    $       .73    $       .13    $       .39
                               ==========     ==========     ==========     ==========

 Diluted earnings per common
   share before cumulative
   effect of change in
   accounting principle       $       .84    $       .70    $       .12    $       .39
 Per share cumulative effect
   of a change in accounting
   principle                            -            .02              -              -
                               ----------     ----------     ----------     ----------
 Diluted earnings per
   common share               $       .84    $       .72    $       .12    $       .39
                               ==========     ==========     ==========     ==========
